Exhibit 99.1

             Conn's, Inc. Reports Earnings for the Quarter
                        Ended October 31, 2007


    BEAUMONT, Texas--(BUSINESS WIRE)--Nov. 29, 2007--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced earnings results for the quarter and nine months ended October 31, 2007.

    Net income for the third fiscal quarter was $4.0 million, compared with $7.2 million for the third quarter of last year, a decline of 43.8%, due to a non-cash decrease in the fair value of the Company's interests in securitized assets. Diluted earnings per share declined 43.3% to $0.17, compared with $0.30 for the third quarter of last year. Net income for the quarter ended October 31, 2007, includes a non-cash charge, net of tax, of $2.6 million, or $0.11 per diluted share, to reduce the fair value of the Company's "Interests in securitized assets." The reduction in fair value was driven by external financial market conditions, which resulted in an increase in the risk premium included in the discount rate assumption used in the Company's determination of the fair value of its "Interests in securitized assets," and was not related to the performance of the Company's credit portfolio. Total revenues for the quarter ended October 31, 2007, increased 9.0% to $189.4 million compared with $173.7 million for the quarter ended October 31, 2006. This increase in revenues included increases in net sales of $17.7 million, or 11.6%, and a decrease in "Finance charges and other" of $2.0 million, or 9.3%. "Finance charges and other" declined due to the non-cash fair value charge discussed above, which totaled $4.0 million before taxes. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 6.8% for the third quarter of fiscal 2008.

    The credit portfolio experienced rising delinquencies during the third quarter, though at a slightly slower pace than in the prior year quarter. Additionally, the annualized net charge-off rate rose to 2.7% for the nine months ended October 31, 2007. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company's filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

    During the first quarter of fiscal 2008 the Company adopted several new accounting pronouncements related to the accounting for its "Interests in securitized assets." This change in accounting was adopted effective February 1, 2007, and prior periods were not adjusted. These pronouncements resulted in the Company electing to account for its interests in securitized assets at fair value, with all changes in the fair value included in "Finance charges and other." Under the fair value accounting pronouncements, the Company is required to value the interests in securitized assets using assumptions it believes a market participant would use to value the asset. During the third quarter of fiscal 2008, "Finance charges and other" was reduced $4.0 million by the non-cash fair value adjustment, which was driven primarily by a higher discount rate assumption. The risk premium included in the discount rate assumption was increased principally due to external market conditions, and was not a result of changes in the underlying economics or expected cash flows of the securitization program. Due to the turmoil in the financial markets during the third quarter of fiscal 2008, the Company evaluated the risk premium included in the discount rate used in its discounted cash flow analysis. After discussions with its bankers and review of available market information, the Company estimated that, due to increases in the risk premiums expected for many securities, especially asset-backed securities, under the volatile market conditions experienced during the third quarter, a market participant would require a higher return on their investment if they were to purchase the Company's interests in securitized assets. The increase in the discount rate had the effect of reducing the current fair value of the asset and deferring earnings under the securitization program to future periods, but did not permanently reduce securitization income or the earnings of the Company. The deferred earnings will be recognized in future periods as interest income on the interests in securitized assets as the actual cash flows from the receivables are realized. More information on these changes may be found in the notes to the financial statements in the Company's filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

    Net income for the nine months ended October 31, 2007, declined 3.7% to $26.6 million compared with $27.6 million for the prior year. Diluted earnings per share for the nine months ended October 31, 2007, were $1.11 compared with $1.14 in the prior year period. Net income for the nine months ended October 31, 2007, includes a non-cash charge, net of tax, of $2.8 million, or $0.12 per diluted share, to reduce the fair value of the Company's "Interests in securitized assets." Total revenues for the nine months ended October 31, 2007, increased 9.1% to $598.2 million compared with $548.1 million for the nine months ended October 31, 2006. This increase in revenues included net sales increases of $42.7 million, or 8.8%, and increases in "Finance charges and other" of $7.4 million, or 12.3%. The increase in "Finance charges and other" was partially offset by the non-cash fair value charge discussed above, which totaled $4.3 million before taxes, for the nine months ended October 31, 2007. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 3.5% for the first nine months of fiscal 2008. During the nine months ended October 31, 2007, the Company completed a legal entity reorganization that resulted in a one-time reduction in the provision for income taxes of $0.9 million.

    "While we enjoyed solid growth at the top line, we were not satisfied with our bottom-line performance this quarter, even after excluding the impact of the fair value adjustment," said Thomas J. Frank, Sr., the Company's Chairman and CEO. "Since we anticipate the retail environment continuing to be very competitive, we must improve our execution to achieve the gross profit and operating margins we expect."

    As part of the previously announced stock repurchase plan, the Company repurchased 542,100 shares of common stock for $12.0 million during the three months ended October 31, 2007. The Company has repurchased 1,041,185 shares since the inception of the plan for $24.5 million and intends to continue repurchasing shares up to the authorized limit of $50 million, dependent upon market conditions and share price.

    The Company currently has 65 stores in operation. Additionally, the Company has under development and expects to open 11 stores by July 31, 2008, including two replacement stores and one new store in Oklahoma City, Oklahoma. The Company plans to continue its expansion by opening an additional two to five stores in the last half of next year.

    EPS Guidance

    Today, in light of the $0.11 per diluted share fair value adjustment, the Company lowered its guidance for its fiscal year 2008 (the year ending January 31, 2008) of earnings per diluted share in a range of $1.64 to $1.74.

    Conference Call Information

    Conn's, Inc. will host a conference call and audio webcast today, November 29, 2007, at 10:00 AM, CST, to discuss financial results for the quarter ended October 31, 2007. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 888-661-5167 or 913-312-1430.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 65 retail locations in Texas and Louisiana: 21 stores in the Houston area, 15 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, three in South Texas and six stores in Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including micro-display projection, plasma and LCD flat-panel televisions, camcorders, digital cameras, computers and computer accessories, DVD players (both standard and high definition), video game equipment, portable audio and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 58% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes secured by the receivables and issued to third parties, and subordinated securities to the Company.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 29, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.



                             Conn's, Inc.
           CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
              (in thousands, except earnings per share)


                               Three Months Ended   Nine Months Ended
                                   October 31,         October 31,
                               ------------------- -------------------
                                 2006      2007      2006      2007
                               --------- --------- --------- ---------

Revenues
  Total net sales              $152,390  $170,052  $487,732  $530,418
  Finance charges and other      21,303    19,314    60,353    67,785
                               --------- --------- --------- ---------

    Total revenues              173,693   189,366   548,085   598,203

Cost and expenses
  Cost of goods sold,
   including warehousing and
   occupancy costs              110,627   125,359   356,112   390,007
  Cost of parts sold,
   including warehousing and
   occupancy costs                1,834     2,257     4,788     6,246
  Selling, general and
   administrative expense        49,701    54,760   144,790   161,129
  Provision for bad debts           526       582       959     1,490
                               --------- --------- --------- ---------

    Total cost and expenses     162,688   182,958   506,649   558,872
                               --------- --------- --------- ---------

Operating income                 11,005     6,408    41,436    39,331
Interest income, net               (141)     (110)     (512)     (601)
Other income, net                   (19)      (34)     (773)     (920)
                               --------- --------- --------- ---------

Income before income taxes       11,165     6,552    42,721    40,852

Provision for income taxes        4,011     2,531    15,074    14,228
                               --------- --------- --------- ---------

Net income                     $  7,154  $  4,021  $ 27,647  $ 26,624
                               ========= ========= ========= =========

Earnings per share
  Basic                        $   0.30  $   0.17  $   1.17  $   1.14
  Diluted                      $   0.30  $   0.17  $   1.14  $   1.11
Average common shares
 outstanding
  Basic                          23,698    23,077    23,658    23,375
  Diluted                        24,165    23,550    24,318    23,907




                             Conn's, Inc.
                CONDENSED, CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                         January 31,    October 31,
                                             2007           2007
                                        -------------- --------------
                 Assets                                 (unaudited)
Current assets
   Cash and cash equivalents                  $ 56,570       $ 23,045
   Interests in securitized assets and
    accounts receivable, net                   168,296        200,995
   Inventories                                  87,098         97,466
   Deferred income taxes                           551          2,652
   Prepaid expenses and other assets             5,247          4,573
                                        -------------- --------------
      Total current assets                     317,762        328,731
Non-current deferred income tax asset            2,920              -
Total property and equipment, net               59,440         55,362
Goodwill and other assets, net                   9,825          9,784
                                        -------------- --------------
       Total assets                           $389,947       $393,877
                                        ============== ==============
  Liabilities and Stockholders' Equity
Current Liabilities
   Notes payable                              $      -       $      -
   Current portion of long-term debt               110            111
   Accounts payable                             54,045         43,609
   Accrued compensation and related
    expenses                                     9,234          9,073
   Accrued expenses                             20,424         23,785
   Other current liabilities                    13,209         14,224
                                        -------------- --------------
      Total current liabilities                 97,022         90,802
Long-term debt                                      88             28
Non-current deferred income tax
 liability                                           -            123
Deferred gains on sales of property                309          1,314
Total stockholders' equity                     292,528        301,610
                                        -------------- --------------
         Total liabilities and
          stockholders' equity                $389,947       $393,877
                                        ============== ==============




                             Conn's, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (unaudited) (in thousands)

                                                    Nine Months Ended
                                                       October 31,
                                                   -------------------
                                                     2006      2007
                                                   --------- ---------

Net cash provided by (used in) operating
 activities                                        $ 11,090  $(11,610)

Cash flows from investing activities
   Purchase of property and equipment               (15,681)  (12,043)
   Proceeds from sale of property                     2,272     8,897
                                                   --------- ---------
Net cash used in investing activities               (13,409)   (3,146)
Cash flows from financing activities
   Purchase of treasury stock                          (684)  (20,740)
   Proceeds from stock issued under employee
    benefit plans                                     1,695     2,053
   Excess tax benefits from stock-based
    compensation                                        196         2
   Borrowings under promissory notes                    208         -
   Payment of promissory notes                         (145)      (84)
                                                   --------- ---------
Net cash provided by (used in) financing
 activities                                           1,270   (18,769)
                                                   --------- ---------
Net change in cash                                   (1,049)  (33,525)
Cash and cash equivalents
   Beginning of the year                             45,176    56,570
                                                   --------- ---------
   End of period                                   $ 44,127  $ 23,045
                                                   ========= =========




                CALCULATION OF GROSS MARGIN PERCENTAGE
                        (dollars in thousands)

                            Three Months Ended     Nine Months Ended
                                October 31,           October 31,
                           --------------------- ---------------------
                              2006       2007       2006       2007
                           ---------- ---------- ---------- ----------

A  Product sales           $ 139,594  $ 155,657  $ 448,750  $ 486,089
B  Service maintenance
    agreement commissions,
    net                        6,845      8,336     21,875     26,688
C  Service revenues            5,951      6,059     17,107     17,641
                           ---------- ---------- ---------- ----------
D  Total net sales           152,390    170,052    487,732    530,418
E  Finance charges and
    other                     21,303     19,314     60,353     67,785
                           ---------- ---------- ---------- ----------
F     Total revenues         173,693    189,366    548,085    598,203
G  Cost of goods sold,
    including warehousing
    and occupancy cost      (110,627)  (125,359)  (356,112)  (390,007)
H  Cost of parts sold,
    including warehousing
    and occupancy cost        (1,834)    (2,257)    (4,788)    (6,246)
                           ---------- ---------- ---------- ----------
I     Gross margin dollars
       (F+G+H)             $  61,232  $  61,750  $ 187,185  $ 201,950
                           ========== ========== ========== ==========

   Gross margin percentage
    (I/F)                       35.3%      32.6%      34.2%      33.8%

J  Product margin dollars
    (A+G)                  $  28,967  $  30,298  $  92,638  $  96,082
K  Product margin
    percentage (J/A)            20.8%      19.5%      20.6%      19.8%




                         PORTFOLIO STATISTICS
For the periods ended January 31, 2005, 2006 and 2007 and October 31,
                             2006 and 2007
(dollars in thousands, except average outstanding balance per account)

                              January 31,              October 31,
                     ----------------------------- -------------------
                       2005      2006      2007      2006      2007
                     --------- --------- --------- --------- ---------

Total accounts        350,251   415,338   459,065   433,719   490,117
Total outstanding
 balance             $428,700  $519,721  $569,551  $535,688  $618,561
Average outstanding
 balance per account $  1,224  $  1,251  $  1,241  $  1,235  $  1,262
60 day delinquency   $ 23,143  $ 35,537  $ 37,662  $ 37,800  $ 47,703
Percent delinquency       5.4%      6.8%      6.6%      7.1%      7.7%
Percent of portfolio
 reaged                  16.3%     17.9%     18.1%     18.5%     16.8%
Net charge-off ratio
 (year-to-date,
 annualized)              2.4%      2.5%      3.3%      3.4%      2.7%



    CONTACT: Conn's, Inc., Beaumont
             Chairman and CEO
             Thomas J. Frank, 409-832-1696 Ext. 3218